Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	ICR
Jean Fontana
646-277-1214

dELiA*s RECEIVES STOCKHOLDER APPROVAL TO USE PROCEEDS OF $24.1 MILLION

FROM SALE OF SECURED CONVERTIBLE NOTES

New York, NY – June 18, 2014 – dELiA*s, Inc. (NASDAQ: DLIA), an omni-channel retail company primarily marketing to teenage girls, today announced that it has received stockholder approval for an amendment to its certificate of incorporation to increase the number of authorized shares of common stock. This will allow the Company to use $24.1 million in proceeds from the sale of secured convertible notes that occurred on February 18, 2014 through the conversion of the secured convertible notes into series B convertible preferred stock. The Company intends to use the proceeds for working capital and general corporate purposes.

Tracy Gardner, Chief Executive Officer, commented, “We are pleased to have received stockholder approval for this amendment, which allows us to improve our capital structure. This will give us additional financial flexibility as we continue to execute our turnaround strategy. We believe that there is great long-term potential for the Company and are working diligently to transform dELiA*s into a customer-centric teen brand.”

Janney Montgomery Scott LLC acted as the sole placement agent for the private placement transaction.

About dELiA*s, Inc.

dELiA*s, Inc. is an omni-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories, and footwear to consumers through its website, direct mail catalogs and mall-based retail stores.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “should,” “would,” “project,” “plan,” “predict,” “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, as amended; Quarterly Reports on Form 10-Q; and Registration Statements on Form S-3. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.